Exhibit 99.1

Deckers Outdoor Corporation Reports Third Quarter 2013 Financial Results

GOLETA, Calif.--(BUSINESS WIRE)--October 24, 2013--Deckers Outdoor Corporation (NASDAQ:DECK), a global leader in designing, marketing, and distributing innovative footwear, apparel and accessories, today announced financial results for the third quarter ended September 30, 2013.

Third Quarter Review

  Net sales increased 2.7% to $386.7 million compared to $376.4 million for the same period last year.
  Gross margin improved 90 basis points to 43.2% compared to 42.3% for the same period last year.
  SG&A expenses as a percent of net sales were 31.1% compared to 26.5% for the same period last year.
  Diluted earnings per share was $0.95 compared to $1.18 for the same period last year.
  UGG® brand sales increased 1.3% to $337.0 million compared to $332.8 million for the same period last year.
  Teva® brand sales increased 0.6% to $18.0 million compared to $17.9 million for the same period last year.
  Sanuk® brand sales increased 0.5% to $18.4 million compared to $18.3 million for the same period last year.
  Retail sales increased 34.5% to $52.6 million compared to $39.1 million for the same period last year; same store sales increased 1.9% for the thirteen weeks ending September 29, 2013 compared to the thirteen weeks ending September 30, 2012.
  eCommerce sales increased 12.2% to $14.9 million compared to $13.3 million for the same period last year.
  Domestic sales decreased 1.4% to $238.8 million compared to $242.2 million for the same period last year.
  International sales increased 10.3% to $147.9 million compared to $134.2 million for the same period last year.

“The UGG brand has shown great resiliency over the past year driven by innovative new products and advancements in our marketing, merchandising and selling strategies,” stated Angel Martinez, President, Chief Executive Officer and Chair of the Board of Directors. “The fall selling season started well led by demand for our expanded collection of casual shoes and boots. As we move further into the back half of the year, sell-through of our core Classic and slipper collections is accelerating. We are pleased with our current business trends and believe the Company is well positioned for the upcoming holiday period. More importantly, we believe the investments we are making in our brands, distribution platforms and supply chain will strengthen our growth profile and enhance our profitability over the long-term.”

Division Summary

UGG Brand

UGG brand net sales for the third quarter increased 1.3% to $337.0 million compared to $332.8 million for the same period last year. The increase in sales was primarily driven by higher global Direct to Consumer sales, resulting from new store openings and the launch of new eCommerce websites, partially offset by lower domestic wholesale sales.

Teva Brand

Teva brand net sales for the third quarter increased 0.6% to $18.0 million compared to $17.9 million for the same period last year. The increase in sales was driven by higher worldwide wholesale and Direct to Consumer sales, partially offset by a decrease in international distributor sales.

Sanuk Brand

Sanuk brand net sales for the third quarter increased 0.5% to $18.4 million compared to $18.3 million for the same period last year. The increase in sales was driven primarily by gains in worldwide wholesale sales, as well as an increase in domestic Direct to Consumer sales, offset by a decrease in distributor sales primarily in the Asia Pacific region, as well as in Canada.

Other Brands

Combined net sales of the Company’s other brands increased 81.3% to $13.3 million for the third quarter compared to $7.3 million for the same period last year. The increase was primarily attributable to the addition of the HOKA ONE ONE® brand which was acquired in September 2012.

Retail Stores

Sales for the global retail store business, which are included in the brand sales numbers above, increased 34.5% to $52.6 million for the third quarter compared to $39.1 million for the same period last year. This increase was driven by 37 new stores opened after the third quarter of 2012, and a 1.9% same store sales increase for the thirteen weeks ended September 29, 2013 compared to the thirteen weeks ending September 30, 2012.

eCommerce

Sales for the global eCommerce business, which are included in the brand sales numbers above, increased 12.2% to $14.9 million for the third quarter compared to $13.3 million for the same period last year. The sales increase was driven primarily by strong international sales for the UGG brand, and the addition of new international eCommerce websites.

Balance Sheet

At September 30, 2013, cash and cash equivalents were $84.1 million compared to $61.6 million at September 30, 2012. The Company had $245.5 million in outstanding borrowings under its credit facility at September 30, 2013 and $275.0 million at September 30, 2012. The increase in cash and cash equivalents and decrease in outstanding borrowings are primarily attributable to improved inventories and cash provided by operations, partially offset by $75.2 million of cash payments for capital assets primarily related to retail expansion and the Company’s new headquarters facility, and also $36.0 million of cash payments for common stock repurchases made in the fourth quarter 2012.

Inventories at September 30, 2013 decreased 8.6% to $444.6 million from $486.2 million at September 30, 2012. By brand, UGG inventory decreased $52.7 million to $399.1 million at September 30, 2013, Teva inventory increased $2.4 million to $21.6 million at September 30, 2013, Sanuk inventory increased $3.9 million to $12.5 million at September 30, 2013, and the other brands’ inventory increased $4.8 million to $11.4 million at September 30, 2013.

Full-Year 2013 Outlook

Based on results for the third quarter of 2013 which included a tax benefit of approximately $2 million related to a lower, non-recurring tax rate combined with current visibility, the Company updated its full year outlook.

  The Company still expects full year revenues to increase approximately 8% over 2012 levels.
  The Company now expects full year diluted earnings per share to increase approximately 10% over 2012 levels, up from its previous projection of approximately 8%.

Fourth Quarter Outlook

Based on results for the third quarter of 2013 which included the shift of certain SG&A expenses into the fourth quarter combined with current visibility, the Company updated its fourth quarter 2013 outlook.

  The Company still expects fourth quarter 2013 revenue to increase approximately 14.5% over 2012 levels.
  The Company now expects fourth quarter 2013 diluted earnings per share to increase approximately 32% over 2012 levels, compared to its previous projection of approximately 38%.

Conference Call Information

The Company’s conference call to review third quarter 2013 results will be broadcast live over the internet today, Thursday, October 24, 2013 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com. You can access the broadcast by clicking on the “Investors” tab and then clicking on the microphone icon on the right side of the screen. The broadcast will be available for at least 30 days following the conference call. You can also access the broadcast at www.earnings.com.

About the Company

Deckers Outdoor Corporation is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company’s portfolio of brands includes UGG® Australia, Teva®, Sanuk®, TSUBO®, Ahnu®, MOZO®, and HOKA ONE ONE®. Deckers Outdoor products are sold in more than 50 countries and territories through select department and specialty stores, 105 Company-owned and operated retail stores, and select online stores, including Company-owned websites. Celebrating the 40th anniversary of its founding in 2013, Deckers Outdoor has a history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this press release, including statements regarding our future financial performance and business strategies, are forward-looking statements. We have attempted to identify forward-looking statements by using words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “predict,” “should,” “will,” and similar expressions, or the negative of these expressions, as they relate to us, our management and our industry, to identify forward-looking statements. We have based our forward-looking statements on our current expectations and projections about trends affecting our business and industry and other future events. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. As a result, actual results may differ materially from the results stated in or implied by our forward-looking statements. Some of the risks, uncertainties and assumptions that may cause actual results to differ from these forward-looking statements include, but are not limited to: changes in economic or market conditions; the financial success of our customers and the risk of losing one or more of our key customers; our ability to adequately protect our intellectual property rights and deter counterfeiting; the sensitivity of our sales to seasonality and the effect of weather conditions; the quality and price of raw materials, most notably sheepskin; our ability to realize returns on our new and existing retail stores; our ability to accurately forecast consumer demand; our ability to anticipate fashion trends; our ability to successfully implement our growth strategies, including enhancing the position of our brands and expanding our distribution channels; the impairment of our goodwill and other intangible assets; our dependence on independent manufacturers located outside of the U.S., and the challenge of maintaining a continuous supply of quality finished goods; risks of conducting business outside the U.S., including foreign currency and global liquidity risks; our ability to protect sensitive customer and company information and prevent the failure or interruption of key business processes; our ability to attract and retain key personnel; the loss of our warehouses; the international markets in which we sell our products are subject to a variety of laws and political and economic risks; risks related to international trade, import regulations and security procedures, liquidity and market risks for our cash and cash equivalents; risks associated with our revolving credit facility, including negative covenants that may restrict our ability to take certain actions; tax laws applicable to our business are very complicated and we could be subject to additional income tax liabilities; our ability to compete effectively with our competition; the effect of existing and future litigation on our business; and the volatility of the price of our common stock. Certain of these risks and uncertainties are more fully described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which we filed with the Securities and Exchange Commission, or the SEC, on March 1, 2013, as well as in our other filings with the SEC. In addition, actual results may differ as a result of additional risks and uncertainties of which we are currently unaware or which we do not currently view as material to our business.

You are cautioned not to place undue reliance on forward-looking statements contained in this press release, which speak only as of the date of this press release. You should read this press release with the understanding that our future results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements and we expressly disclaim any intent or obligation to update any forward-looking statements after the date hereof to conform such statements to actual results or to changes in our opinions or expectations, except as required by applicable law or the rules of the NASDAQ Stock Market.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	September 30,	December 31,
Assets	2013	2012

Current assets:
Cash and cash equivalents	$84,107	110,247
Trade accounts receivable, net	211,981	190,756
Inventories	444,595	300,173
Prepaid expenses	15,692	14,092
Other current assets	71,321	59,028
Income taxes receivable	14,194	-
Deferred tax assets	17,756	17,290
Total current assets	859,646	691,586

Property and equipment, net	164,412	125,370
Goodwill	128,725	128,725
Other intangible assets, net	90,986	95,965
Deferred tax assets	13,523	13,372
Other assets	18,646	13,046

Total assets	$1,275,938	1,068,064

Liabilities and Stockholders' Equity

Current liabilities:
Short-term borrowings	$245,458	33,000
Trade accounts payable	144,306	133,457
Accrued payroll	27,012	15,896
Other accrued expenses	52,652	59,597
Income taxes payable	2,762	25,067
Total current liabilities	472,190	267,017

Long-term liabilities	47,919	62,246

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	345	344
Additional paid-in capital	150,598	139,046
Retained earnings	605,603	600,811
Accumulated other comprehensive loss	(717)	(1,400)
Total stockholders' equity	755,829	738,801

Total liabilities and equity	$1,275,938	1,068,064

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES Condensed Consolidated Statements of Comprehensive Income (Unaudited) (Amounts in thousands, except for per share data)

	Three-month period ended September 30,		Nine-month period ended September 30,
	2013	2012	2013	2012

Net sales	$386,725	376,392	$820,570	797,134
Cost of sales	219,833	217,099	460,287	450,974
Gross profit	166,892	159,293	360,283	346,160

Selling, general and administrative expenses	120,395	99,684	353,885	303,326
Income from operations	46,497	59,609	6,398	42,834

Other expense (income), net	795	607	1,238	27
Income before income taxes	45,702	59,002	5,160	42,807

Income tax expense	12,642	15,941	368	11,850
Net income	33,060	43,061	4,792	30,957

Other comprehensive income (loss), net of tax
Unrealized loss on foreign currency hedging	(1,772)	(968)	(452)	(946)
Foreign currency translation adjustment	2,898	412	1,135	2,373
Total other comprehensive income (loss)	1,126	(556)	683	1,427
Comprehensive income	$34,186	42,505	$5,475	32,384

Net income attributable to:
Deckers Outdoor Corporation	33,060	43,061	4,792	30,809
Noncontrolling interest	-	-	-	148
	$33,060	43,061	$4,792	30,957

Comprehensive income attributable to:
Deckers Outdoor Corporation	34,186	42,505	5,475	32,236
Noncontrolling interest	-	-	-	148
	$34,186	42,505	$5,475	32,384

Net income per share attributable to Deckers
Outdoor Corporation common stockholders:
Basic	$0.96	1.19	$0.14	0.82
Diluted	$0.95	1.18	$0.14	0.81

Weighted-average common shares outstanding:
Basic	34,496	36,129	34,451	37,534
Diluted	34,794	36,577	34,792	37,994

CONTACT:
Deckers Outdoor Corporation
Linda Pazin, 805-967-7611
Vice President, Investor Relations & Communications
or
ICR
Brendon Frey, 203-682-8200